Exhibit 1

JACADA LTD.

11 Galgalei Haplada Street

Herzliya 46722, Israel

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held on August 24, 2003

Herzliya, Israel

July 18, 2003

TO THE SHAREHOLDERS OF JACADA LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of Jacada Ltd., a corporation formed under the laws of the State of Israel (the “Company”), shall be held on Sunday, August 24, 2003 at 9:00 a.m. (Israel time), at the offices of the Company, 11 Galgalei Haplada Street, Herzliya 46722, Israel, for the following purposes:

1.	To re-elect Mr. Amnon Shoham and Mr. Ohad Zuckerman to the Board of Directors of the Company to serve as Class I Directors and as External Directors (as defined in the Israeli Companies Law—1999) for an additional period of 3 years;

2.	To re-appoint Kost, Forer and Gabbay, a member of Ernst & Young International, as the independent auditors of the Company for the year ending December 31, 2003 and for such additional period until the next Annual Shareholders’ Meeting, and to authorize the Board to fix the remuneration of the independent auditors;

3.	To amend Article 67 of the Articles of Association of the Company, so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Israeli Companies Law;

4.	To approve the terms of compensation of certain Directors and the grant of options to the Directors;

5.	To approve the Company’s 2003 Share Option and Incentive Plan (the “Plan”), as adopted by the Board on February 4, 2003, for the grant of options under the Plan to directors, employees, consultants and advisors of the Company;

6.	To authorize and approve the reservation of 2,000,000 Ordinary Shares, par value NIS 0.01 each, of the Company for the grant of options under the Plan;

7.	To approve and authorize indemnification agreements under which the Company undertakes to indemnify its directors to the fullest extent permitted under the Israeli Companies Law; and

8.	To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

Only shareholders of record at the close of business on July 16, 2003 are entitled to notice of the Meeting and to vote at the Meeting. Please vote your ordinary shares by completing, signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope. This will assure that your ordinary shares are represented at the Meeting if you are unable to attend the Meeting in person.

By Order of the Board of Directors,

Yossie Hollander

Chairman of the Board of Directors

JACADA LTD.

11 Galgalei Haplada Street

Herzliya 46722, Israel

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement is furnished to the holders (the “Shareholders”) of Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares”) of Jacada Ltd. (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”), or any adjournment thereof, pursuant to the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held on Sunday, August 24, 2003 at 9:00 a.m. (Israel time) at the offices of the Company, 11 Galgalei Haplada Street, Herzliya 46722, Israel.

At the Meeting, Shareholders will be asked:

1.	To re-elect Mr. Amnon Shoham and Mr. Ohad Zuckerman to the Board of Directors of the Company to serve as Class I Directors and as External Directors (as defined in the Israeli Companies Law—1999 (the “Companies Law”)) for an additional period of 3 years;

2.	To re-appoint Kost, Forer and Gabbay, a member of Ernst & Young International, as the independent auditors of the Company for the year ending December 31, 2003 and for such additional period until the next Annual Shareholders’ Meeting, and to authorize the Board to fix the remuneration of the independent auditors;

3.	To amend Article 67 of the Articles of Association of the Company, so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Companies Law;

4.	To approve the terms of compensation of certain Directors and the grant of options to the Directors;

5.	To approve the Company’s 2003 Share Option and Incentive Plan (the “Plan”), as adopted by the Board on February 4, 2003, for the grant of options under the Plan to directors, employees, consultants and advisors of the Company;

6.	To authorize and approve the reservation of 2,000,000 Ordinary Shares, par value NIS 0.01 each, of the Company for the grant of options under the Plan;

7.	To approve and authorize indemnification agreements under which the Company undertakes to indemnify its directors to the fullest extent permitted under the Companies Law; and

8.	To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

The Board of Directors has fixed the close of business on July 16, 2003 as the record date (the “Record Date”) for the determination of the holders of the Ordinary Shares entitled to notice of the Meeting and to vote at the Meeting. Each such Shareholder will be entitled to one vote for each Ordinary Share held on all matters to come before the Meeting and may vote in person or by proxy by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage prepaid envelope or as indicated on the proxy card. At the close of business on July 16, 2003, there were 19,009,903 Ordinary Shares entitled to vote.

This Proxy Statement and the accompanying form of proxy card are first being sent to holders of the Ordinary Shares on or about July 21, 2003.

Shareholders may revoke the authority granted by their execution of proxies at any time before those proxies are voted by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting. Unless otherwise indicated on the form of proxy, Ordinary Shares represented by any proxy in the enclosed form, if the proxy is properly executed and received by the Company prior to the Meeting, will be voted in favor of all the matters to be presented to the Meeting, as described above.

THE MEETING

Date, Time and Place

The Meeting will be held on August 24, 2003 at 9:00 a.m. (Israel time) at the offices of the Company, 11 Galgalei Haplada Street, Herzliya 46722, Israel.

Matters to Be Considered

At the Meeting, Shareholders will be asked to consider and vote (1) to re-elect two directors, (2) to re-appoint the independent auditors and to authorize the Board, subject to the prior approval of the Audit Committee, to fix the remuneration of the independent auditors, (3) to amend the Articles of Association of the Company, so as to allow the Company to enter into indemnification agreements with its directors and officers, (4) to approve the terms of compensation of certain Directors and the grant of options to the Directors, (5) to approve the Company’s 2003 Share Option and Incentive Plan, (6) to authorize and approve the reservation of 2,000,000 Ordinary Shares, for the grant of options under the Plan, and (7) to approve and authorize indemnification agreements under which the Company undertakes to indemnify its directors to the fullest extent permitted under the Companies Law. See “RE-ELECTION OF DIRECTORS,” “RE-APPOINTMENT OF INDEPENDENT AUDITORS”, “AMENDMENT OF ARTICLES OF ASSOCIATION”, “APPROVAL OF COMPENSATION OF CERTAIN OF THE DIRECTORS”, “APPROVAL OF THE COMPANY’S 2003 SHARE OPTION AND INCENTIVE PLAN”, and “APPROVAL OF DIRECTORS INDEMNIFICATION AGREEMENTS”. The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in this Proxy Statement. If any other matters properly come before the Meeting, or any adjournment thereof, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Ordinary Shares Outstanding and Entitled to Vote

Shareholders as of the Record Date (i.e., the close of business on July 16, 2003) are entitled to notice of the Meeting and to vote at the Meeting. As of the Record Date, there were 19,009,903 Ordinary Shares outstanding and entitled to vote, with each Ordinary Share entitled to one vote.

Quorum

Pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote upon the business to be transacted at the Meeting and holding or representing at least 33 1/3% of the outstanding voting power of the Company is necessary to constitute a quorum at the Meeting.

Required Votes

Re-Election of Directors. Under the Articles of Association of the Company, Directors are elected by the Shareholders at the Annual General Meeting of the Company, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of Directors provided that either (i) such a majority includes at least a third of the shareholders present who do not qualify as Controlling Shareholders (as such term is defined in the Companies Law); or (ii) the aggregate number of shares held by non-Controlling Shareholders voting at the meeting against such election does not exceed one percent (1%) of the outstanding voting rights of the Company. Consequently, only Ordinary Shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a majority. Ordinary Shares present at the Meeting that are not voted for a particular nominee or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward the achievement of a majority.

Re-Appointment of Independent Auditors and Approval of Their Annual Remuneration. Pursuant to applicable U.S. securities laws, the Audit Committee of the Board has re-appointed the independent auditors and fixed their remuneration. Pursuant to applicable Israeli law, the re-appointment of the independent auditors and the fixing of their remuneration are each subject to the vote of the Company’s shareholders, provided that the shareholders of the Company may authorize the Board to approve the remuneration of the independent auditors. Accordingly, the independent auditors shall be elected and the Board of Directors shall be authorized to fix their annual remuneration, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting for the appointment of the independent auditors and for the authorization of the Board of Directors to fix the auditors’ annual remuneration. Ordinary Shares present at the Meeting that are not voted for the independent auditors’ appointment and for authorization of the Board of Directors to fix the auditors’ annual remuneration or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the appointment of the independent auditors and for the authorization of the Board of Directors to fix the auditors’ annual remuneration (including broker non-votes) will not be counted toward the achievement of a majority.

Approval of an amendment to the Articles of Association of the Company (the “Articles”), so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Israeli Companies Law. The Companies Law allows an Israeli company to enter into indemnification agreements with its directors and officers, if a provision to that effect is set forth in the company’s articles of association. The Companies Law requires the affirmative vote of the holders of 75% of the voting power represented at the relevant shareholders meeting, in person or by proxy, for the approval of any amendment to the Articles that will add such a provision. Consequently, only Ordinary Shares that are voted in favor of the proposed amendment of the Articles will be counted toward the achievement of the necessary majority. Ordinary Shares present at the Meeting that are not voted or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the amendment (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of the requisite vote.

Approval of the terms of compensation of certain Directors and the grant of options to the Directors. Under the Companies Law, the terms of compensation to Directors of the Company, whether in their capacity as Directors or otherwise, require shareholder approval. The approval of the terms of compensation of certain Directors, including the grant of options to certain of the Directors to purchase Ordinary Shares of the Company shall be approved by the Shareholders at the Meeting, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the approval of the terms of compensation and the proposed grant of options to the Directors. Ordinary Shares present at the Meeting that are not voted for the proposed approval and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed grant of the options to the Directors (including broker non-votes) will not be counted toward the achievement of a majority.

Approval of the Company’s 2003 Share Option and Incentive Plan. The adoption of the Plan shall be approved by the Shareholders at the Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the proposed approval. Ordinary Shares present at the Meeting that are not voted for the proposed approval and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed extension (including broker non-votes) will not be counted toward the achievement of a majority.

Approval of the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan. The authorization and approval of the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan shall be approved by the Shareholders at the Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the proposed approval. Ordinary Shares present at the Meeting that are not voted for the proposed approval and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed extension (including broker non-votes) will not be counted toward the achievement of a majority.

Approval and authorization of indemnification agreements under which the Company undertakes to indemnify its directors to the fullest extent permitted under the Companies Law. Under the Companies Law, the entry by the Company into an indemnification agreement with a Director requires shareholder approval. The indemnification agreements shall be approved by the Shareholders at the Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the proposed approval. Ordinary Shares present at the Meeting that are not voted for the proposed approval and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed extension (including broker non-votes) will not be counted toward the achievement of a majority.

Voting and Revocation of Proxies

Shareholders are requested to vote by proxy by completing, signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope.

Ordinary Shares represented by properly executed proxies received by the Company, which are not revoked, will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted for election of the Directors named herein, for the appointment of independent auditors named herein and authorizing the Board to fix their remuneration, for approval of the amendment of the Articles of Association so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Companies Law, for approval of the terms of compensation of certain Directors and the grant of options to the Directors to purchase Ordinary Shares of the Company as detailed herein, for approval of the Plan, for approval of the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan, and for approval of indemnification agreements under which the Company undertakes to indemnify its directors to the fullest extent permitted under the Companies Law.

Voting instructions are provided on the proxy card. If your Ordinary Shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. If a Shareholder neither returns a signed proxy card nor attends the Meeting and votes in person, his or her Ordinary Shares will not be voted.

Any proxy signed and returned by a Shareholder may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at the address of the Company set forth herein, by executing and delivering a later-dated proxy or by voting in person at the Meeting. Attendance without voting at the Meeting will not in and of itself constitute revocation of a proxy.

Proxy Solicitation

The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares held of record by them, and such custodians will be reimbursed for their reasonable expenses.

RE-ELECTION OF DIRECTORS

In accordance with the terms of the Company’s Articles, the board of directors is divided into three classes and the term of the office of the Class I Directors expires on the date of this Meeting. At the Meeting, it is intended that proxies (other than those directing the proxy holders not to vote for the listed nominee) will be voted for the election of the Class I Directors, Mr. Amnon Shoham and Mr. Ohad Zuckerman. The proposed Directors currently serve as directors of the Company, and, if elected, each of them shall hold office for three years, until the third Annual General Meeting following this Meeting, unless either such Director’s office is earlier vacated under any relevant provision of the Articles and/or the Companies Law. Mr. Amnon Shoham and Mr. Ohad Zuckerman qualify as External Directors according to the Companies Law.

The Proposed Directors

Amnon Shoham has served as a director of the Company since January 1994. Mr. Shoham is the Managing Director of Cedar Advisors Inc., a position he has held since 2001. From 1997 to 2000, Mr. Shoham was the Managing Director of Cedar Financial Advisors (Israel) Ltd. Mr. Shoham is also associated with Cedar Fund II, a venture fund investing in Israel-related, high technology companies. From 1993 to 1997, Mr. Shoham served as a Managing Partner of Star Ventures, a venture capital firm in Israel. Mr. Shoham serves on the board of directors of several private companies.

Ohad Zuckerman has been a director of the Company since December 2000. Mr. Zuckerman is the CEO and President of Zeraim Gedera Ltd., an agricultural company which specializes in development and production of vegetable seeds, a position he has held since January 2000. From 1998 to January 2000, Mr. Zuckerman served as the Executive Vice-President of Zeraim Gedera and from 1990 to 1998 he served at the same company as the Marketing Manager. Mr. Zuckerman served as a member of the board of directors at Maximal Innovative Intelligence LTD, a provider of software for extracting information from data warehouses, from 1998 to 2002.

The Board of Directors will present the following Ordinary Resolutions at the Meeting:

“RESOLVED, that Mr. Amnon Shoham be, and he hereby is, re-elected to serve as an External Director of the Company for a term of three years, until the third Annual General Meeting following this Meeting.”

“FURTHER RESOLVED, that Mr. Ohad Zuckerman be, and he hereby is, re-elected to serve as an External Director of the Company for a term of three years, until the third Annual General Meeting following this Meeting.”

For the foregoing Resolutions to be adopted, they must be approved by the affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon provided that either (i) such a majority includes at least a third of the shareholders present who do not qualify as Controlling Shareholders (as such term is defined in the Companies Law); or (ii) the aggregate number of shares held by non-Controlling Shareholders voting at the meeting against such election does not exceed one percent (1%) of the outstanding voting rights of the Company. Consequently, only Ordinary Shares that are voted in favor of the Resolutions will be counted toward the achievement of a majority. Ordinary Shares present at the Meeting that are not voted for the approval of the Resolutions or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the Resolutions (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of a majority.

The Board of Directors recommends a vote FOR the proposal to elect each of the above-named as directors.

RE-APPOINTMENT OF INDEPENDENT AUDITORS AND APPROVAL OF THEIR ANNUAL REMUNERATION

At the Meeting, it is intended that Kost, Forer and Gabbay, Certified Public Accountants (Israel) and a member of Ernst & Young International, will be re-nominated by the Board of Directors of the Company for reappointment as the independent auditors of the Company for the fiscal year ending December 31, 2003 and for such additional period until the next Annual Shareholders’ Meeting and that the Board of Directors will be authorized by the Shareholders to fix the remuneration of the auditors in accordance with the volume and nature of their services. Pursuant to the U.S. Sarbanes-Oxley Act of 2002, the Audit Committee of the Board has already acted to approve the re-appointment of the independent auditors and the fixing of their remuneration, as well as the terms of their engagement.

The Board of Directors will present the following Ordinary Resolution at the Meeting:

“RESOLVED, that the Company’s independent auditors, Kost, Forer and Gabbay, be, and they hereby are, re-appointed as the independent auditors of the Company for the fiscal year ending December 31, 2003 and for such additional period until the next Annual Shareholders’ Meeting, such re-appointment having been previously approved by the Audit Committee of the Board. The Board of Directors be, and it hereby is, authorized to fix the remuneration of the independent auditors in accordance with the volume and nature of their services, such remuneration and the volume and nature of such services having been previously approved by the Audit Committee of the Board.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Ordinary Resolution re-appointing Kost, Forer and Gabbay as the independent auditors of the Company. Consequently, only Ordinary Shares that are voted in favor of the appointment will be counted toward their achievement of a majority. Ordinary Shares present at the Meeting that are not voted or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the appointment (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of a majority.

The Board of Directors recommends a vote FOR (i) the approval of the re-appointment of Kost, Forer and Gabbay as the independent auditors of the Company; and (ii) the authorization of the Board of Directors to fix the remuneration of said auditors in accordance with the volume and nature of their services.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

Under the Israeli Companies Ordinance (New Version), 5743-1983 (the “Companies Ordinance”), which was substantially replaced by the Companies Law in February 2000, a company could indemnify its directors and executive officer (referred to in the Companies Ordinance and Companies Law as “Office Holders”), if the company’s articles of association provided that it was entitled to do so, in respect of one of the following: (a) a financial obligation imposed on the Office

Holder by a court judgment, including a compromise judgment or an arbitrator’s award approved by court, in respect of an act performed in the person’s capacity as an Office Holder; or (b) reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the company or on its behalf or by another person, or in defending a criminal charge from which the Office Holder was acquitted, all in respect of an act performed in the person’s capacity as an Office Holder. However, the Companies Ordinance did not allow companies to undertake to indemnify directors and executive officers in advance.

The Companies Law enables companies to undertake to indemnify an Office Holder in advance provided that their articles of association so provide and that any such undertaking is limited to those types of events which, in the opinion of the board of directors of the company, may be foreseen at the time at which the undertaking is given. In addition, the Companies Law requires that any such undertaking to indemnify not exceed the amount determined by the board of directors of the company to be reasonable under the circumstances. Furthermore, if so provided in a company’s articles of association, the Companies Law permits companies to indemnify Office Holders retroactively, as was allowed under the Companies Ordinance.

Under the Companies Law, as opposed to the Companies Ordinance, a company may also indemnify (or undertake to indemnify) an Office Holder in respect of any reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or charged to the Office Holder by a court in defending a criminal charge in which the Office Holder was convicted of an offense that does not require proof of criminal intent, in respect of an act performed in his or her capacity as an Office Holder.

The Company’s Articles currently contain the provisions allowed by the Companies Ordinance described above, and therefore the Company may indemnify an Office Holder in those cases in which the Companies Ordinance allowed for indemnification, on a case-by-case basis. However, as the Company has not amended its Articles to take advantage of the changes made in this regard under the Companies Law, it is still not allowed to undertake to indemnify an Office Holders in advance and it still may not indemnify an Office Holder in the entire range of situations in which the Companies Law allows for companies to indemnify Office Holders.

Given the challenge of attracting and retaining qualified directors and executive officers in today’s regulatory climate, the Board of Directors recommends that the shareholders approve an amendment to the Articles of Association of the Company, so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Companies Law.

Accordingly, the Board of Directors recommends that the shareholders approve an amendment to the Company’s Articles, so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Companies Law.

Therefore, it is proposed that the following Special Resolution be adopted at the Meeting:

“RESOLVED, that Article 67 of the current Articles of Association be deleted and replaced in its entirety with the following:

“67. INDEMNITY AND INSURANCE

Subject to the provisions of the Companies Law with regard to such matters and to the maximum extent permitted under the Companies Law:

(a)	the Company may enter into a contract for the insurance of all or part of the liability of an Office Holder (as defined in the Companies Law) with respect to an obligation imposed on such Office Holder due to an act performed by him in his capacity as an Office Holder of the Company arising from any of the following:

(i)	a breach of his duty of care to the Company or to another person.
(ii)	a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company.
(iii)	a financial liability imposed on such Office Holder in favor of another person.

(b)	the Company may indemnify, and may undertake in advance to indemnify, an Office Holder in respect of liability or expense set forth in subparagraph (c) below, provided that an advance undertaking to indemnify shall be limited to those categories of events, and to such amounts, as the Board of Directors may, at the time of the giving of such undertaking to indemnify, in its opinion deem to be reasonable under the circumstances.

(c)	the Company may indemnify, and undertake to indemnify, an Office Holder for any liability and expense that may be imposed on such Office Holder due to an act performed by him in his capacity as an Office Holder as follows:

(1)	a financial liability imposed on an Office Holder in favor of another person by a court judgment, including a compromise judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court; and
(2)	reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings instituted against him by the Company or in its name or by any other person or in a criminal charge on which he was acquitted or in a criminal proceeding in which he was convicted for a criminal offense that does not require proof of criminal intent.

(d)	the Company may release, in advance, all or part of an Office Holder’s liability to the Company for damage which arises from the breach of his duty of care to the Company.

(e)	The provisions of this Article 67 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board or in such manner as may be required by the Companies Law.”

The affirmative vote of the holders of 75% of the voting power represented at the Meeting in person or by proxy is necessary for the approval of the Special Resolution to adopt the proposed amendment to the Articles of Association of the Company. Consequently, only Ordinary Shares that are voted in favor of the amendment will be counted toward their achievement of a majority. Ordinary Shares present at the Meeting that are not voted or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the amendment (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of a majority.

The Board of Directors recommends a vote FOR the amendment of the current Articles of Association so as to allow the Company to enter into indemnification agreements with its directors and officers to the fullest extent permitted under the Israeli Companies Law.

APPROVAL OF THE TERMS OF COMPENSATION OF CERTAIN DIRECTORS AND THE GRANT OF OPTIONS TO THE DIRECTORS TO PURCHASE ORDINARY SHARES OF THE COMPANY

Under the Companies Law, the terms of compensation to Directors of the Company, whether in their capacity as Directors or otherwise, requires shareholder approval.

At the Meeting, it is intended that proxies (other than those directing the proxy holders not to vote for the proposed Resolution) will be voted for the approval of the terms of compensation of certain Directors including the grant of options to certain of the Directors to purchase Ordinary Shares of the Company as follows:

The Board of Directors will present the following Ordinary Resolutions at the Meeting:

“RESOLVED, to ratify and approve the resolution of the Board of Directors of the Company, dated April 30, 2003, to establish a compensation package for all the directors other than Gideon Hollander, by which such directors will be paid $750 for each Board meeting attended and each Board committee meeting attended and that such compensation become effective upon the first such meeting following April 30, 2003.

FURTHER RESOLVED, to ratify and approve the resolution of the Board of Directors of the Company, dated March 2, 2003, to grant to (a) Ohad Zuckerman options to purchase up to 50,000 Ordinary Shares, and (b) Naomi Atsmon options to purchase up to 50,000 Ordinary Shares, all as detailed in the aforementioned resolution of the Board of Directors, at an exercise price of US $1.40 per share.

FURTHER RESOLVED, to ratify and approve the resolution of the Board of Directors of the Company, dated January 31, 2003, to grant to (a) Amnon Shoham options to purchase up to 50,000 Ordinary Shares, (b) Yossi Hollander options to purchase up to 50,000 Ordinary Shares, and (c) Gideon Hollander options to purchase up to 250,000

Ordinary Shares, all as detailed in the aforementioned resolution of the Board of Directors, at an exercise price of US $1.20 per share.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Ordinary Resolutions above. Ordinary Shares present at the Meeting that are not voted for the proposed grant of options to certain of the Directors and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed grant of the options to certain of the Directors (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of a majority.

The Board of Directors recommends a vote FOR (i) the approval of the terms of compensation of the non-employee directors of the Company, and (ii) the approval of the grant of options to certain members of the Board of Directors of the Company to purchase Ordinary Shares of the Company.

APPROVAL OF THE COMPANY’S 2003 SHARE OPTION AND INCENTIVE PLAN AND THE RESERVATION OF 2,000,000 ORDINARY SHARES FOR THE GRANT OF OPTIONS UNDER THE PLAN.

A significant reform of the Israeli Income Tax Ordinance (New Version) 1961 came into effect on January 1, 2003. Under the reform, the maximum rate of taxation on capital gains was lowered from 50% to 25%, for corporations and individuals. In conjunction with that change, the reform also established a new tax structure for the taxation of employee stock options. Specifically, companies can now choose whether to issue options that will be subject to capital gains treatment or ordinary income treatment. The Plan, which was approved by the Board on February 4, 2003 subject to shareholder approval, meets the requirements of the tax reform and would allow the Company to issue options to employees that would be subject to the newly lowered Israeli capital gains taxation rate.

In order to allow for the granting of options that meet the requirements of the Israeli tax reform, the Company is seeking shareholder approval of the Plan as well as the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan. The increase in the number of Ordinary Shares reserved for options under all of the Company’s stock option plans that will result from the approval of this action is consistent with the Company’s historical practice of issuing options to employees every other year.

The Company intends to approve the Plan, as adopted by the Board on February 4, 2003, for the grant of options to directors, employees, consultants and advisors of the Company. Options granted under the Plan will be granted from shares reserved for the grant of options under the Plan. At the Meeting, it is intended that proxies (other than those directing the proxy holders not to vote for the proposed Resolutions) will be voted for the approval of the Plan and the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan:

The Board of Directors will present the following Ordinary Resolutions at the Meeting:

“RESOLVED, to approve the Company’s 2003 Share Option and Incentive Plan (the “Plan”), as adopted by the Board on February 4, 2003, and to authorize the Board to grant options under the Plan from shares reserved for the grant of Options under the Plan to directors, employees, consultants and advisors of the Company.

RESOLVED, to approve the reservation of 2,000,000 Ordinary Shares, par value NIS 0.01 each, of the Company for the grant of options under the Plan to directors, employees, consultants and advisors of the Company.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Ordinary Resolutions concerning the Plan and the reservation of shares thereunder. Ordinary Shares present at the Meeting that are not voted for the proposed approvals and also are not voted against them or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed approvals (including broker non-votes) will not be counted toward the proposed Resolutions’ achievement of a majority.

The Board of Directors recommends a vote FOR (i) the approval of the Plan, and (ii) the authorization and approval of the reservation of 2,000,000 Ordinary Shares for the grant of options under the Plan.

PROPOSAL TO APPROVE THE INDEMNIFICATION AGREEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS

The Companies Law permits the Company to enter into agreements to indemnify its directors for liabilities that they may incur in their capacity as such, provided the Company’s Articles allow for such indemnification. Subject to shareholder approval of the amendment to the Articles discussed above, the Company proposes to enter into indemnification agreements with its Directors under which the Company undertakes to indemnify its Directors to the fullest extent permitted under the Companies Law. Under the Companies Law, entering into such agreements with the Directors requires shareholder approval.

It is proposed that the following Ordinary Resolution be adopted at the Meeting:

“RESOLVED, to approve and authorize the indemnification agreements between the Company and each of its Directors, and to authorize and empower the Chairman to sign, execute and enter on behalf of the Company into all such agreements with the Directors of the Company.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Ordinary Resolution to approve the terms of, and to authorize the Company to enter into, the indemnification agreements. Ordinary Shares present at the Meeting that are not voted for the proposed approval and also are not voted against it or Ordinary Shares present by proxy where the Shareholder properly withheld authority to vote for the proposed approval (including broker non-votes) will not be counted toward the proposed Resolution’s achievement of a majority.

The Board of Directors recommends a vote FOR the approval of the indemnification agreements.

ANNUAL REPORT

A copy of the Company’s 2002 Annual Report to Shareholders (including the audited financial statements for the year ended December 31, 2002) is being furnished to Shareholders concurrently herewith.

It is important that your proxy be returned promptly by mail. The proxy may be revoked at any time by you before it is exercised. If you attend the Meeting in person, you may withdraw any proxy and vote your own Ordinary Shares.

BY ORDER OF THE BOARD OF DIRECTORS,

Yossie Hollander

Chairman of the Board of Directors

Dated: July 18, 2003